EXHIBIT 1

We consent to the incorporation by reference in the Registration Statement (Nos. 333-167733, 333-205669, 333-225130, and 333-264979) on Form S-8 of our report dated June 28, 2023 appearing in the annual report on Form 11-K of 11-K Chemed/Roto Rooter Savings & Retirement Plan as of December 31, 2022 and 2021 and for the year ended December 31, 2022.

/s/ Plante & Moran, PLLC

Columbus, Ohio

June 28, 2023